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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


Prisym Technologies, Inc. of Georgia, a Georgia corporation G&R Marketing, Inc.,an Illinois corporation
Microsouth, Inc., a Georgia corporation
tekgraf, inc., a Texas corporation
Computer Graphics Distributing Company, a Maryland corporation Intelligent Products Marketing, Inc., a California corporation IG Distributing, Inc., a California corporation
Computer Graphics Technology, Inc., a Georgia corporation Media Graphics Distribution, Inc., a Georgia corporation
New England Computer Graphics, Inc., a Georgia corporation